Exhibit 99.1

Mansounia Mining Lease Application Successfully Submitted To The Government Of Guinea

•	Mining Lease Application documents completed and submitted.
•	Inter-ministerial presentation and site visit completed.

Vancouver, British Columbia, November 11th, 2019 – Blox, Inc. (OTCQB: BLXX), (“Blox” or the “Company”) is pleased to announce that it has successfully submitted to the government of Guinea a mining lease application for its Mansounia property.

Mining Permit Application

Mansounia Mining permit application has been submitted to the Government of Guinea for consideration following the successful completion of a feasibility study completed to meet the standards of the Guinea Government.

Blox has also completed a presentation to the National Service for Coordination of Mining Projects (SNCPM). In attendance were the executives representing the various Technical Services of the Ministry of Mines and Geology and Advisers to the Minister (DNG, DNM, SNCPM, CPDM, BSD, SAJ, SRCCL, IG, ONGS, CCM, SPPK, SOGUIPAMI). Blox has incorporated all received suggestions made by the Committee members Technique in Charge of Validation of Feasibility Studies (CTVEF) and has received favourable response.

No.	State Institutions In Attendance (Abbreviated)	Meaning
1	BSD	Bureau de Stratégie et de Développement.
2	CCM	Comité de Coordination Multisectoriel
3	CPDM	Centre de Promotion et de Développement Minier.
4	DNG	Direction Nationale de la Géologie.
5	DNM	Direction Nationale des Mines.
6	IG	Inspection Générale .
7	ONGS	Office National Geo-Service.
8	SAJ	Service des Affaires Juridiques.
9	SNCPM	Service National de Coordination des Projets Miniers.
10	SOGUIPAMI	Société Guinéenne de Patrimoine Minier.
11	SPPK	Service Permanent du Processus de Kimberley.
12	SRCCL	Service de Relation Communautaire et Contenu Local.

The Mansounia Gold Project is a 145km2 concession located 4km south of the Kiniero Gold Mine. Kiniero has historically produced over 288K oz Gold and is currently in care and maintenance with

Figure 1: Location Plan of Mansounia Gold Project, Guinea, West Africa.

a CIL plant on site. Mansounia contains a current JORC Compliant resource of 1.29-million ounces at a pre-feasibility stage. The project is located in the highly prospective Siguiri Basin region of Eastern Guinea.

Inter-Ministerial Site Visit

Following the successful submission and presentation of the application to the government of Guinea, A eight {8) member inter-ministerial team was appointed to visit the property to envisage the exploration activities completed by the company till date. The team which was highly impressed by the work done by Blox has submitted its report to the government, their report will be reviewed along side the company’s submissions. The company anticipates that it will be granted the mining lease in 2020.

“I am extremely excited about the successful placement of the mining lease application for the Mansounia property and for the favourable response and collaborations received so far from the Government of Guinea. We are very hopeful that we will receive the signed presidential decree for the mining permit. The planning of infill drilling to further increase the resource and confidence is underway.”

On behalf of the Board of Directors,

Mr. Ronald Renne

Chief Executive Officer

For further information, please contact: rrenne@bloxinc.com

Cautionary Note Regarding Forward-Looking Information

Forward Looking Statement Disclaimer. This press release may present "forward-looking statements" within the meaning of applicable securities legislation that involve inherent risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect continuing the economic re-assessment of our assets in Guinea and Ghana, or potentially moving into production in the medium term. Generally, these forward-looking statements can be identified by the use of forward looking terminology such as "plans", "expects" or "does not expect", "is expected", budget", “scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results “may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Blox, Inc. or the combined company to be materially different from those expressed or implied by such forward looking statements, including but not limited to: risks related to international operations, risks related to the integration of acquisitions; risks related to joint venture operations; actual results of current exploration activities; actual results of current or future reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold and other minerals and metals; possible variations in ore reserves, grade or recovery rates; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; and delays in obtaining governmental approvals or financing or in the completion of development or construction activities. Although the management and officers of Blox, Inc. believe that the expectations reflected in such forward- looking statements are based upon reasonable assumptions and have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Blox Inc. does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.

Competent Persons Statement

The information in this report that relates to the Exploration Results is based on information compiled by Mr. Seth Henry Okyere, who is a member of the Australian Institute of Geoscientist. Seth Okyere has more than 5-years’ experience relevant to the style of mineralization and type of deposit under consideration and to the activity being undertaken to qualify as a Competent Person as defined in JORC Code 2012 and is qualified person by the NI43-101 instrument. Mr. Seth Okyere is a full-time consulting geologist of Blox, Inc. Mr. Seth Okyere holds stocks in Blox, Inc. and consents to the inclusion of information in this report, based in the form and context in which it appears. *Aspects pertaining to historical Mineral Resource Estimates on Northern Mansounia were prepared and first disclosed under the JORC Code 2004 by Runge Consultants 2009. Runge also prepared Mineral Resource Estimates for Southern Mansounia in 2012. Except where noted, it has not been updated since to comply with the JORC Code 2012 on the basis that the information has not materially changed since it was last reported.

3